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                                                                 EXHIBIT 99.1


                             SHAREHOLDERS AGREEMENT


    THIS SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of April 30, 1996, is made by and among Good Samaritan Supply Services, Inc., a South Dakota corporation (the "Company"), The Evangelical Lutheran Good Samaritan Foundation, a Minnesota non-profit corporation (the "Foundation"), American Medserve Corporation, a Delaware corporation ("AMC"), and any other parties which may become parties to this Agreement after the date hereof as provided in Section
3.6 below.

                                    RECITALS


    WHEREAS, the Foundation currently owns 1,000 Common Shares (as hereinafter defined), constituting all of the issued and outstanding capital shares of the Company;


    WHEREAS, AMC and the Company concurrently herewith entered into a Share Purchase Agreement, bearing even date herewith (the "Share Purchase Agreement"), providing for the Company's sale and issuance of 666.667 newly-issued Common Shares to AMC; and

    WHEREAS, the parties hereto wish to set forth herein their agreements as to the composition of the Board of Directors of the Company, transfers of the Common Shares, certain conversion rights of the Foundation and its Affiliates, put and call rights of the parties, certain registration rights, and the other matters described below.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, the parties hereto, upon the terms and subject to the conditions herein, hereby agree as follows:

SECTION 1.  DEFINITIONS

         1.1 Definitions. The following terms when used in this Agreement shall have the following respective meanings:

    "AFFILIATE" shall mean with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person or any Affiliate of such other Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the "controlled" Person, whether through ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, in no

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event shall AMC or any of its Affiliates be deemed an Affiliate of the
Foundation or any of the Foundation's Affiliates, nor shall the Foundation or any of its Affiliates be deemed an Affiliate of AMC or any of its Affiliates.

    "AMC IPO COMPANY" shall mean (i) AMC and (ii) any Person which is an Affiliate of AMC and directly or indirectly owns any Common Shares.

    "AMC SHARES" has the meaning set forth in Section 5.1.

    "AMC SHAREHOLDERS" means AMC and/or any Affiliates of AMC holding Common Shares.

    "BONA FIDE OFFER" shall mean an offer to a Person from a financially responsible Person who is not an Affiliate of such Person to purchase all or any portion of the Common Shares owned by such Person for a purchase price payable in cash at closing.

    "CHANGE IN CONTROL" shall have the meaning specified in Section 6.7.

    "COMMON SHARES" means the shares, par value $.01 per share, of the Company.

    "GAAP" means generally accepted accounting principles, consistently applied.

    "GOOD SAMARITAN SHAREHOLDERS" means the Foundation and/or any Affiliates of the Foundation holding Common Shares.

    "INDEBTEDNESS" means all indebtedness for borrowed money (including purchase money obligations) maturing one year or more from the date of creation or incurrence thereof or renewable or extendible at the option of the debtor to a date one year or more from the date of creation or incurrence thereof, all indebtedness under revolving credit arrangements extending over a year or more, all capitalized lease obligations and all guarantees of any of the foregoing.

    "INVESTMENT" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person (excluding deposits in or certificates of deposit issued by banks or other financial institutions) and (ii) any capital contribution by such Person to any other Person.

    "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Person making such sale or


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any Affiliate thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to a lessee under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

    "PERMITTED LIENS" means (i) Liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers' compensation, unemployment insurance, old age pensions or other social security obligations; (iii) purchase money security interests and liens securing rental payments under capital lease arrangements; (iv) interests or title of a lessor under any lease permitted by this Agreement; (v) mechanics', materialmen's or contractors' liens or encumbrances or any similar lien or restriction for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; and (vi) easements, rights-of-way, restrictions and other similar charges and Liens not interfering with the ordinary conduct of the business of the Person subject thereto or materially detracting from the value of the assets thereof.

    "PERSON" means an individual, corporation, partnership, joint venture, trust, limited liability company, government, or other legal entity of any nature whatsoever.

    "PROPORTIONATE SHARE" shall mean, as used herein to determine the number of Reoffered Shares (as defined in Section 3.2(c) hereof) which a Shareholder is entitled to purchase, the same proportion of the Common Shares available for purchase as the Common Shares held by such Shareholder bears to the Common Shares held by all the Shareholders who have elected to purchase Common Shares from the Selling Shareholder.

    "PURCHASE PRICE" shall mean the purchase price per Common Share set forth in the applicable Bona Fide Offer.

    "RELATION" shall mean with respect to any natural Person, any individual related by blood, marriage or adoption to such Person.

    "SEC" shall mean the Securities and Exchange Commission, or any other entity which succeeds to the duties and functions thereof.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended from time to time.


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    "SHAREHOLDER" shall mean each of AMC, the Foundation and any holder of
Common Shares who becomes a party to this Agreement as contemplated herein.

    "SHAREHOLDER OFFER" shall mean an irrevocable offer to sell Common Shares to the Company and the Shareholders on the terms and conditions set forth in
Section 3.2, which shall include a copy of the applicable Bona Fide Offer and shall set forth the terms of the proposed sale in reasonable detail, including, without limitation, the name and address of the prospective buyer, the purchase price and other terms and conditions of payment (or the basis for determining the purchase price and other terms and conditions), the date on or about which such sale is to be consummated, and the number of Common Shares to be sold.

    "SOCIETY" shall mean The Evangelical Lutheran Good Samaritan Society, a South Dakota non-profit corporation.

    "SUBSIDIARY" means any Person as to which the Company directly or indirectly owns a majority of the equity interests.

    "TRANSFER" means any sale, assignment, pledge, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift or attempt to create or grant a security interest in Common Shares, whether voluntary, involuntary, by operation of law or otherwise.

SECTION 2.  THE BOARD OF DIRECTORS OF THE COMPANY;
            GOVERNANCE; TAX SHARING AGREEMENT

    2.1 COMPOSITION OF THE BOARD OF DIRECTORS. Each Shareholder agrees that while this Agreement is in effect it will vote all of the Common Shares owned or held by it and will take all other necessary or desirable actions within its control (including, without limitation, calling and attending meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

         (i) At any time that the AMC Shareholders own at least 40% but less than 50.1% of the then-outstanding Common Shares, a five (5) member Board of Directors of the Company consisting of the following individuals shall be elected and installed: (a) the President/Chief Executive Officer of the Company from time to time, (b) two (2) members designated by AMC, and (c) two (2) members designated by the Foundation;


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         (ii) At any time that the AMC Shareholders own 50.1% or more of the then-outstanding Common Shares, but less than 80% of the then-outstanding Common Shares, a six (6) member Board of Directors of the Company consisting of the following individuals shall be elected and installed: (a) the President/Chief Executive Officer of the Company from time to time, (b) three (3) members designated by AMC, and (c) two (2) members designated by the Foundation;

         (iii) At any time that the AMC Shareholders own 80% or more of the then-outstanding Common Shares, a ten (10) member Board of Directors of the Company consisting of the following individuals shall be elected and installed:
(a) the President/Chief Executive Officer of the Company from time to time, (b) eight (8) members designated by AMC, and (c) one (1) member designated by the Foundation;

         (iv) the composition of the board of directors of each Subsidiary (a "Sub Board") shall be the same as that of the Company's Board of Directors; and

         (v) any committees of the Company's Board of Directors or of any Sub Board, other than the compensation committee of the Company's Board of Directors, shall be created only upon approval of such number of Directors as would constitute a majority of the number of Directors as the Company's Board of Directors is required to consist of pursuant to this Section 2.1 as of the time of the creation of such committee, and each such committee (if any) shall include at least one (1) member of the Board of Directors designated by AMC and one (1) member of the Board of Directors designated by the Foundation, in each case unless all Directors then in office affirmatively vote otherwise.

         Notwithstanding the foregoing, during any period during which either the Good Samaritan Shareholders own no Common Shares or the AMC Shareholders own less than forty percent (40%) of the then-outstanding Common Shares, this
Section 2.1 shall not apply.

    The Foundation and AMC may change any of their designees to the Board of Directors and any Sub Board at any time without cause upon written notice to the other Shareholders, at which time the other Shareholders shall forthwith take such action as the Shareholder changing its designees may request to change forthwith the composition of the Board and any Sub Board, including execution of a unanimous written consent of the Shareholders or calling and attending a special meeting of Shareholders.

    2.2 SELECTION OF SUCCESSOR PRESIDENT/CHIEF EXECUTIVE OFFICER. In the event that the office of President/Chief Executive Officer of the Company should at any time become vacant for any reason, AMC and the Foundation shall each cause their respective designees to the Board of Directors to select a new


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person to serve in such position in accordance with the following:

    (a) If AMC and the Foundation can agree in writing upon a person to fill such position and the terms of his or her employment, and such person is willing to serve in accordance with such terms, the Board of Directors of the Company shall elect such person as the President/CEO of the Company in accordance with such terms (a "Permanent CEO"); and

    (b) If AMC and the Foundation are unable to agree upon a Permanent CEO as set forth in clause (a) above, the Board of Directors of the Company shall elect as the acting President/CEO of the Company (the "Acting CEO"):

         (i) such person as may be designated by the Foundation, for a term of one (1) year or until a Permanent CEO is selected, whichever occurs first;

         (ii) provided that no Permanent CEO has been selected, upon the expiration of the one (1) year term specified in clause (b)(i) above, such person as may be designated by AMC, for a term of one (1) year or until a Permanent CEO is selected, whichever occurs first; and

         (iii) thereafter, provided that no Permanent CEO has been selected, upon the expiration of the one (1) year term of any Acting CEO, such person as may be designated by (x) the Foundation, if AMC designated the Acting CEO whose term is then expiring or (x) AMC, if the Foundation designated the Acting CEO whose term is then expiring, in each case for a term of one
    (1) year or until a Permanent CEO is selected.

Notwithstanding the foregoing, this Section 2.2 shall be of no force or effect during any period (i) that the Good Samaritan Shareholders hold ten percent (10%) or less of the then-outstanding Common Shares, or (ii) that the AMC Shareholders hold less than forty percent (40%) of the then-outstanding Common Shares, or (iii) that the AMC Shareholders own eighty percent (80%) or more of the then-outstanding Common Shares. Each Shareholder agrees that while this Agreement is in effect it will vote all of the Common Shares owned or held by it and will take all other necessary or desirable actions within its control (including, without limitation, calling and attending meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), as may be necessary to effectuate this Section 2.2, including, without limitation, any amendments to the articles of incorporation or bylaws of the Corporation. Notwithstanding anything in Section 8.1 to the contrary, the


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restrictions of Section 8.1 will not apply with respect to any such action described in the previous sentence.

    2.3 LOCATION OF PRINCIPAL EXECUTIVE OFFICE. Unless and until either the Good Samaritan Shareholders or the AMC Shareholders hold less than ten percent (10%) of the then-outstanding Common Shares, the Shareholders shall cause the principal executive office of the Company to remain in St. Paul, Minnesota.

    2.4 TAX SHARING AGREEMENT. In any taxable year during which or after which the Company becomes a member of an Affiliated Group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended, or any similar state or local law) the common parent of which is AMC (the "AMC Affiliated Group"), the Company shall join with AMC in filing consolidated returns for Federal, state and local income and franchise tax purposes. In such event, the Company and AMC shall enter into a tax allocation agreement pursuant to which (1) AMC will agree to file all such consolidated returns, to pay or arrange for the payment of all taxes shown as due on such returns, and to act as agent for the AMC Affiliated Group in connection with the determination of the ultimate liability of the AMC Affiliated Group for such taxes, (2) the Company will agree to pay to AMC, or to the appropriate taxing authority at the direction of AMC, the amount of all Federal, state and local corporate income and franchise taxes that would be payable by the Company if the Company filed separate tax returns for all periods beginning on or after the Closing Date, and (3) AMC and the Company will agree to such other terms and conditions as are necessary to fairly apportion responsibility for all Federal, state and local corporate income and franchise taxes payable (or tax refunds receivable) by the AMC Affiliated Group among the members of such AMC Affiliated Group. Such agreement shall also provide that the Company will be paid currently the full tax benefit of any operating loss used by other members of the AMC Affiliate Group to the extent that the Company could otherwise have carried back that loss to its earlier years if the Company filed separate tax returns for all periods beginning on or after the date of this Agreement. Such tax allocation agreement shall also contain such other terms as are normal, customary and commercially reasonable with respect to similar agreements among members of affiliated groups of corporations.

SECTION 3.  RESTRICTIONS ON TRANSFERS OF COMMON SHARES

    3.1 RESTRICTION OF TRANSFERS. Except for Transfers of Common Shares made pursuant to a Bona Fide Offer and in accordance with the provisions of this
Section 3 and Transfers of Common Shares which are excepted from the restrictions on Transfer contained in this Section 3 by operation of Section 3.3,


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no Shareholder shall make any Transfer of Common Shares; PROVIDED, HOWEVER, that
(i) if at any time the Good Samaritan Shareholders hold ten percent (10%) or less of the then-outstanding Common Shares, then the AMC Shareholders shall be free to Transfer their Common Shares without regard to whether such Transfer is made pursuant to a Bona Fide Offer and without first complying with the procedure set forth in Section 3.2, and (ii) if at any time the AMC Shareholders hold ten percent (10%) or less of the then-outstanding Common Shares, then the Good Samaritan Shareholders shall be free to Transfer their Common Shares without regard to whether such Transfer is made pursuant to a Bona Fide Offer and without first complying with the procedure set forth in Section 3.2. Any Transfer of Common Shares by a Shareholder which is not made in accordance with, or which violates any of, the provisions of this Section 3, shall be null and void and have no effect, and the Company shall not recognize any such Transfer or recognize the Transferee as the holder of such Common Shares for any purpose.

    3.2 RIGHTS OF FIRST REFUSAL. (a) Any Shareholder desiring to make a Transfer of all or any portion of his, her or its Common Shares (a "Selling Shareholder") (including any Common Shares acquired after the date hereof) pursuant to a Bona Fide Offer shall first deliver to the Company and the other Shareholders a Shareholder Offer in respect of such Common Shares (the "Offered Shares").

    (b)  The Company may, within 45 days after receipt of any Shareholder
Offer, elect, in accordance with Section 3.2(d), to purchase any or all of the Offered Shares for a purchase price equal to the product of the per share Purchase Price multiplied by the number of Offered Shares to be purchased by the Company, payable in cash at closing.

    (c) In the event that the Company does not elect to purchase all of the Offered Shares within the 45-day period specified above, the Company shall give written notice to the Shareholders (the "Reoffer Notice") of the number of Offered Shares available for purchase (the "Reoffered Shares") on or before the final day of such 45-day period. Each of the other Shareholders may, within 15 days after receipt of the Reoffer Notice, elect to purchase any or all of the Reoffered Shares for a purchase price equal to the product of the Purchase Price multiplied by the number of Reoffered Shares to be purchased by the Shareholder, payable in cash at closing.

    (d) Acceptance of any Shareholder Offer or any offer of Reoffered Shares shall be evidenced by a written notice given by the Company or a Shareholder electing to purchase Reoffered Shares ("Purchasing Shareholder") to the Selling Shareholder within the applicable time period. Each such acceptance shall specify the number of Common Shares which the Company or such Purchasing Shareholder desires to purchase. In the event that more than one Shareholder elects to purchase Reoffered Shares, the


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number of Reoffered Shares purchasable by each Purchasing Shareholder shall be determined in accordance with the following procedures:

         (i) if the Purchasing Shareholder has elected to purchase a number of Reoffered Shares equal to or less than its Proportionate Share of the Reoffered Shares, it shall be entitled (and shall be deemed to have irrevocably elected) to purchase the number of Reoffered Shares that it has elected to purchase;

         (ii) if the Purchasing Shareholder has elected to purchase a number of Reoffered Shares greater than its Proportionate Share of Reoffered Shares, it shall be entitled (and shall be deemed to have irrevocably elected) to purchase

              (A) its Proportionate Share of the Reoffered Shares, plus

              (B) the lesser of

                   (1) the number of Reoffered Shares which such Purchasing Shareholder has elected to purchase in excess of its Proportionate Share, or

                   (2) the same proportion of the total number of Reoffered Shares remaining after each Purchasing Shareholder shall have been allocated Common Shares pursuant to subsection 3.2(d)(i) and 3.2(d)(ii)(A) above as (x) the number of Common Shares owned by such Purchasing Shareholder bears to (y) the total number of Common Shares owned by all Purchasing Shareholders which have elected to purchase Common Shares in excess of their respective Proportionate Share of the Reoffered Shares;

PROVIDED, HOWEVER, that if any Reoffered Shares remain to be purchased after the foregoing calculation, the allocation of such remaining Reoffered Shares shall be determined by repeated application of the calculation stated in (1) and (2) above until all Reoffered Shares have been allocated.

    Notwithstanding anything to the contrary stated in this Section 3.2, neither the Company nor any Shareholder shall be entitled to purchase Offered Shares unless they shall have collectively elected to purchase all the Offered Shares.

    (e) In the event that the Company and the Purchasing Shareholders collectively elect to purchase all of the Offered Shares in accordance with Sections 3.2(c) and 3.2(d), the Company and the Purchasing Shareholders shall close such purchase of Common Shares at the principal office of the Company promptly and in any event within 30 days after the date on which either (i) the Company elected to purchase all of the Offered Shares, or (ii) the Company and/or the Purchasing Shareholders collectively elected to


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purchase all of the Offered Shares, unless the parties agree on a different place or time. At the closing of the Transfer of Common Shares contemplated by this Section 3, (i) the Selling Shareholder shall deliver to the Company and/or the Purchasing Shareholder(s) the certificate or certificates representing the Offered Shares, properly endorsed for Transfer and with documentary stamps affixed (the cost of which shall be borne by the Company), free and clear of all security interests, liens and restrictions other than those imposed by this Agreement, and (ii) the Company and/or the Purchasing Shareholder(s) shall deliver to the Selling Shareholder payment in full of the purchase price. Payment of the purchase price shall be made by certified check or wire transfer to such accounts as are designated in writing by the Selling Shareholder.

    (f) In the event that the Company and the other Shareholders do not collectively elect to purchase all of the Offered Shares by the end of the 15-day period specified in Section 3.2(c), all of the Offered Shares may be Transferred by the Selling Shareholder to the Person(s) named in the Shareholder Offer free of the rights of first refusal set forth in this Section 3.2 at any time within 30 days after the expiration of such period, on the terms described in the Shareholder Offer and applicable Bona Fide Offer; provided, however, that such Transfer shall be permitted only if the Transferee shall have executed and delivered to the Company and each Shareholder an instrument pursuant to which such Transferee joins in and agrees to be bound by this Agreement as a Shareholder. In the event that a Transfer pursuant to the Bona Fide Offer is not consummated by the proposed Transferee and the Selling Shareholder within such 30-day period, the Selling Shareholder may not thereafter Transfer the Offered Shares without again complying with this Section 3.2.

    3.3  UNRESTRICTED TRANSFERS.  Notwithstanding any other provision of this
Section 3, the following Transfers of Common Shares shall not be subject to the rights of first refusal contained in Section 3.2:

         (a) any Transfer of Common Shares made in connection with a public offering of Common Shares made by the Company pursuant to a registration statement which has become effective under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act;

         (b)  any Transfer of Common Shares to the Company;

         (c) any Transfer of Common Shares a Shareholder is required or entitled to make pursuant to Sections 5 or 6 hereof; and

         (d) any Transfer of Common Shares by a Shareholder to an Affiliate or Relation of such Shareholder or to a trust established for the sole


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    benefit of such Shareholder or a Relation of such Shareholder, provided, however, that (x) AMC and its Affiliates shall be entitled to make such Transfers only to Persons directly or indirectly majority owned or controlled by AMC, (y) such Transfer shall only be permitted if the Transferee shall have executed and delivered to the Company and each Shareholder an instrument pursuant to which such Transferee joins in and agrees to be bound by this Agreement as a Shareholder and further agrees to be bound by all of the obligations hereunder of the Shareholder making such Transfer, and (z) if any such Transferee which is an Affiliate of a Shareholder shall at any time thereafter no longer be an Affiliate thereof, such Transferee shall be obligated to Transfer its Common Shares back to such Shareholder.

    3.4 SECURITIES LAW RESTRICTIONS. Notwithstanding any other provision in this Agreement, but subject to express written waiver by the Company in the exercise of its good faith and reasonable judgment, no Shareholder shall Transfer any Common Shares without the registration of the Transfer of such Common Shares under the Securities Act and applicable state securities laws or until the Company shall have received such legal opinions or other assurances that such Transfer is exempt from the registration requirements under the Securities Act and applicable state securities laws as the Company in its good faith and reasonable discretion deems appropriate in light of the facts and circumstances relating to such proposed Transfer, together with such representations, warranties and indemnifications from the transferor and the Transferee as the Company in its good faith and reasonable discretion deems appropriate to confirm the accuracy of the facts and circumstances that are the basis for any such opinion or other assurances and to protect the Company and the Shareholders from any liability resulting from any such Transfer.

    3.5 LEGENDS. All certificates representing Common Shares now or hereafter owned by the Shareholders shall bear the following legend:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE DISPOSED OF ("TRANSFER") UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG


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    OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

    THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO (I) RESTRICTIONS ON TRANSFER, AND (II) CERTAIN MANDATORY "CALL" OPTIONS, EACH OF WHICH ARE CONTAINED IN THAT CERTAIN SHAREHOLDERS AGREEMENT DATED AS OF APRIL 30, 1996 TO WHICH THE COMPANY IS A PARTY, AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST DELIVERED TO THE COMPANY.

All certificates evidencing Common Shares hereafter issued to a Shareholder for any reason or purpose shall, when issued, bear a similar legend. The Company shall remove the foregoing legend, at the request of any Shareholder, when appropriate.

    3.6 FUTURE SHAREHOLDERS TO BECOME PARTIES TO THIS AGREEMENT. Notwithstanding any other provision of this Agreement to the contrary, unless both the Foundation and AMC shall have otherwise consented in writing, no party to this Agreement (including, without limitation, the Company and any Person becoming a party to this Agreement after the date hereof) shall Transfer any Common Shares to any Person (including, without limitation, upon any initial issuance of Common Shares by the Company) unless and until the Transferee shall have executed and delivered to the Company and each Shareholder an instrument pursuant to which such Transferee joins in and agrees to be bound by this Agreement.

SECTION 4.  COMPOSITION OF AMC BOARD UPON INITIAL PUBLIC
            OFFERING OF AMC SHARES

    4.1  APPOINTMENT TO AMC BOARD.  Subject to Section 4.2, not later than five
(5) days after the closing of any initial public offering by an AMC IPO Company of the common equity issued by such AMC IPO Company, AMC shall cause such AMC IPO Company to cause MARK A. JERSTAD (or such other individual who may be Chief Executive Officer of The Evangelical Lutheran Good Samaritan Society) and, if and for so long as he is Chief Executive Officer of the Company, Charles C. Halberg, to be added as members of the Board of Directors of such AMC IPO Company and thereafter to nominate such individuals for election to the Board of Directors of such AMC IPO Company in each subsequent election of directors thereof.

    4.2 TERMINATION OF SECTION 4.1. The obligations of the AMC IPO Company pursuant to Section 4.1 shall terminate at such time as both of the following clauses (i) and (ii) are true: (i) either the AMC Shareholders own ten percent (10%) or less of the Company's then-outstanding Common Shares or the Good


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Samaritan Shareholders own ten percent (10%) or less of the Company's then-outstanding Common Shares; and (ii) the Foundation and its Affiliates collectively own five percent (5%) or less of the outstanding AMC Shares of any AMC IPO Company.

SECTION 5.  CONVERSION RIGHTS

    5.1 GENERALLY. On the date of or at any time after such time as any AMC IPO Company engages in an initial public offering of the common equity issued by such AMC IPO Company (the "AMC Shares"), each Good Samaritan Shareholder shall have the option ("Conversion Option") to elect to exchange any or all of its Common Shares for AMC Shares issued by such AMC IPO Company in the manner and at the exchange ratio provided in this Section 5; PROVIDED, HOWEVER, that (i) until three (3) years after the date of this Agreement, the maximum aggregate number of Common Shares which the Good Samaritan Shareholders may elect to exchange pursuant to this Section 5 shall be two hundred (200) (which number shall be adjusted as necessary to account for any stock split, stock dividend, merger, consolidation, recapitalization or similar event affecting the number of Common Shares outstanding), and (ii) until five (5) years after the date of this Agreement, such Conversion Option shall not be exercisable to the extent that, after any such exercise, the aggregate number of Common Shares held by the Good Samaritan Shareholders would be ten percent (10%) or less of the then-issued and outstanding Common Shares. Any Good Samaritan Shareholder shall exercise its Conversion Option by giving written notice of such exercise (a "Conversion Notice") to AMC, which Conversion Notice shall specify the number of Common Shares as to which the Good Samaritan Shareholder is then exercising its Conversion Option (the "Converting Shares"). AMC agrees to cause any AMC IPO Company to comply with the obligations of such AMC IPO Company pursuant to this Agreement.

    5.2 CONVERSION FORMULA. (a) The number of AMC Shares (or fractions thereof) issuable in exchange for the Converting Shares upon any exercise of the option set forth in Section 5.1 (the "AMC Shares Issuable") shall be determined as of the last day (the "Determination Date") of the last completed month preceding the date on which any Conversion Notice is deemed given pursuant to this Agreement, using the formula set forth in Sections 5.2(d) and (e) hereof based upon the factors set forth in Sections 5.2(b) and (c) hereof. Notwithstanding the foregoing, (i) in the event that, applying the foregoing definition, the Determination Date would be a date prior to twenty (20) business days after the date of any initial public offering of the AMC Shares (the "20th Trading Day"), then the Determination Date shall instead be the last day of the month in which the 20th Trading Day falls, and (ii) in the event that AMC exercises its option to purchase "Control Shares" pursuant to Section 1.8 of the Share Purchase Agreement prior to an exercise of the Conversion Option by a Good

Samaritan Shareholder, then the purchase and sale of such Control Shares shall be deemed to have occurred on the day before the Determination Date if such purchase and sale actually occurs, for purposes of all definitions and calculations under this Section 5.

    (b) For purposes of this Agreement, the following terms shall have the following meanings:

         "AMC ADJUSTED NET INCOME" shall mean the consolidated net income of the AMC IPO Company and its subsidiaries (excluding the Company, if the Company is then a subsidiary of such AMC IPO Company) for the twelve (12) month period ending on the Determination Date (the "Period"), determined in accordance with GAAP excluding any effects of incremental goodwill created by purchase accounting resulting from the AMC IPO Company's investment(s) in the Company, adjusted on a retroactive pro-forma basis (i) to adjust for the effects of acquisitions, divestitures, discontinued operations, changes in law and regulations (e.g., changes in the maximum prices chargeable under applicable law) which AMC or the Foundation can demonstrate will affect net income, and other major changes in the business (e.g., the gain or loss of a major customer relationship), as if all such events occurred on the first day of the Period, and (ii) to adjust for any other extraordinary, unusual or non-recurring gains or losses.

         "AMC INTEREST" shall mean the percentage of the outstanding Common Shares which is owned by the AMC IPO Company or any of its direct or indirect subsidiaries as of the Determination Date.

         "AMC SHARES OUTSTANDING" shall mean the number of AMC Shares issued and outstanding as of the Determination Date.

         "AMC SHARE PRICE" shall mean the average closing price per share of the AMC Shares for the twenty (20) consecutive business days prior to the Determination Date, as reported on the principal securities exchange or interdealer quotation system on which the AMC Shares are traded for such period.

         "AMORTIZATION PERIOD" shall mean the period over which the AMC IPO Company will amortize the accounting goodwill created on its balance sheet as a consequence of its acquisition of Common Shares pursuant to this Section 5. The Shareholders agree that the Amortization Period shall be the longest period allowable under the rules, regulations and policies of the SEC, and in no event shorter than the period used by the AMC IPO Company to amortize goodwill associated with its investment in any like company. In the event that the AMC IPO Company and the Foundation disagree about what period is the longest allowable period for such purposes, the AMC IPO Company shall promptly, by means of a letter, pre-filing notification or other form of communication which is appropriate under the circumstances, seek to obtain the SEC's acquiescence in the AMC IPO Company's use of the longer of the two amortization periods proposed by the AMC IPO Company and the Foundation. In such written communication and any subsequent submissions or oral communications with the SEC, the AMC IPO Company shall advocate (and shall cause its accountants and attorneys to advocate) for such longer period in accordance with the reasonable suggestions of the party proposing the use of such period. In the event of any such communication to the SEC, the Amortization Period shall be such Amoritization Period as the SEC indicates to be the longest allowable under the circumstances.

         "BOOK VALUE" shall mean the book shareholders' equity of the Company as of the Determination Date, determined in accordance with GAAP.

         "COMPANY ADJUSTED NET INCOME" shall mean the consolidated net income of the Company and its Subsidiaries for the Period, determined in accordance with GAAP excluding any effects of incremental goodwill created by purchase accounting resulting from the AMC IPO Company's investment(s) in the Company, adjusted on a retroactive pro-forma basis (i) to adjust for the effects of acquisitions, divestitures, discontinued operations, changes in law and regulations (e.g., changes in the maximum prices chargeable under applicable law) which AMC or the Foundation can demonstrate will affect net income, and other major changes in the business (e.g., the gain or loss of a major customer relationship), as if all such events occurred on the first day of the Period, and (ii) to adjust for any other extraordinary, unusual or non-recurring gains or losses.

         "CONVERTING INTEREST" shall mean the percentage amount equal to (i) the Converting Shares DIVIDED BY (ii) the number of outstanding Common Shares which are owned by any Person other than the AMC IPO Company or any of its direct or indirect subsidiaries as of the Determination Date.

         "DISCOUNT FACTOR" shall mean ninety two and one half percent (92.5%); PROVIDED, that for any Determination Date occurring after completion of the Company's audited financial statements for fiscal year 1998, if the consolidated net income of the Company and its Subsidiaries for the Company's fiscal year 1998 as shown thereon ("1998 Net Income") is greater than $3,049,000 but less than $5,858,000, then the Discount Factor shall be 92.5% PLUS one tenth of one percent (0.1%) for every increment of $37,453 by which the 1998 Net Income is greater than $3,049,000; and PROVIDED, FURTHER, that if the 1998 Net Income is $5,858,000 or greater, then the Discount Factor shall be one hundred percent (100%).

         "NON-AMC INTEREST" shall mean the percentage of the outstanding Common Shares which is owned by any Person other than the AMC IPO Company or any of its direct or indirect subsidiaries as of the Determination Date.

         "TOTAL CONVERTED AMC SHARES" shall mean the number of AMC Shares (or fractions thereof) which would be issuable hereunder to a Good Samaritan Shareholder in exchange for all Common Shares owned by such Good Samaritan Shareholder if such Good Samaritan Shareholder owned all Common Shares outstanding other than the Common Shares owned by the AMC IPO Company or any of its direct or indirect subsidiaries, as of the Determination Date.

    (c) For purposes of the formula set forth in Section 5.2(d), the foregoing terms shall be represented by the following abbreviations:

         AMC Adjusted Net Income - "Q";

         AMC Interest - "R";

         AMC Share Price - "S";

         AMC Shares Outstanding - "T";

         Amortization Period - "U";

         Book Value - "V";

         Company Adjusted Net Income - "W";

         Discount Factor - "X";

         Non-AMC Interest - "Y"; and

         Total Converted AMC Shares - "Z".

    (d) The Total Converted AMC Shares shall be determined using the following formula:

           (U * T * Y * W)  +  (T * Y * V)
    Z = -------------------------------------
         (U * Q) + (U * R * W) + (T * S * X)


    (e) The AMC Shares Issuable for the number of Converting Shares specified in the Conversion Notice shall be equal to (i) the number of Total Converted AMC Shares as determined by the formula contained in Section 5.2(d), multiplied by
(ii) the Converting Interest, multiplied by (iii) the Discount Factor.

    5.3 PROCEDURE. Within twenty (20) days after the later of the Determination Date or the date on which any Conversion Notice is deemed given pursuant to this Agreement, AMC shall cause the regular outside accountants retained by the AMC IPO Company to deliver to the Foundation and to each Good Samaritan Shareholder exercising its option pursuant to this Section 5 such accounting firm's calculation of the number of AMC

Shares Issuable in exchange for the Converting Shares, including detailed supporting calculations specifying how all variables contained in Sections 5.2 and 5.3 were computed (including, without limitation, AMC Adjusted Net Income and Company Adjusted Net Income) (the "AMC Calculation"). Unless the converting Good Samaritan Shareholder shall have notified the AMC IPO Company in writing of the converting Good Samaritan Shareholder's objection to the AMC Calculation, specifying those aspects of the AMC Calculation to which such converting holder objects (an "Objection Notice"), within ten (10) days after the Foundation's receipt thereof, the AMC Calculation shall be deemed final and binding upon the parties. If an Objection Notice is given within such period, then the AMC IPO Company and the converting Good Samaritan Shareholder(s) shall attempt to resolve any differences within a period of five (5) days after the giving of such notice. If they are unable to agree upon the appropriate calculation within such five (5) day period, then they shall mutually agree upon an independent outside accounting firm to make such determination (or, if they are unable to agree, shall select one of the Big-6 accounting firms (other than AMC's, the AMC IPO Company's, the Foundation's or the Society's firm) by lot) (the "Independent Accountant"). The parties shall use their reasonable best efforts to cause the Independent Accountants to deliver to AMC, the AMC IPO Company, the Foundation and each converting Good Samaritan Shareholder, within fifteen (15) days after the expiration of the five (5) day period described above, the Independent Accountant's calculation of the number of AMC Shares Issuable in exchange for the Converting Shares, including detailed supporting calculations specifying how all variables contained in Sections 5.2 and 5.3 were computed (including, without limitation, AMC Adjusted Net Income and Company Adjusted Net Income) (the "Independent Accountant's Calculation"). The Independent Accountant's Calculation shall be deemed final and binding upon the parties. The fees and expenses of AMC's regular outside accountants and any Independent Accountants in performing the tasks described in this Section 5.3 shall be borne equally by the AMC IPO Company, on the one hand, and all Good Samaritan Shareholders then electing to exchange Common Shares pursuant to this
Article 5, on the other.

    5.4 CLOSING. The Good Samaritan Shareholders and the AMC IPO Company shall close the exchange contemplated by this Section 5 at the principal office of the AMC IPO Company within 45 days after the date on which any Conversion Notice is deemed given pursuant to this Agreement, or, if later, five (5) business days after the Determination Date, or, if later, within three (3) business days after the AMC Calculation or Independent Accountant's Calculation is deemed final pursuant to Section 5.3, in each case unless the parties agree on a different place or time. At the closing of the exchange contemplated by this Section 5, (i) each Good Samaritan Shareholder making such exchange shall deliver to the AMC IPO Company the certificate or certificates representing the Common Shares then being exchanged by such Good Samaritan Shareholder, properly endorsed with documentary stamps affixed (the cost of which shall be borne by the Good Samaritan Shareholder making such exchange), free and clear of all security interests, liens and restrictions other than those imposed by this Agreement, and (ii) the AMC IPO Company shall deliver to each Good Samaritan Shareholder making such exchange the AMC Shares Issuable in exchange for such Common Shares then being exchanged by such Good Samaritan Shareholder, except that AMC shall not be obligated to issue any fractional AMC Share (but rather shall pay cash in lieu thereof, at the closing price per share of the AMC Shares on the principle securities exchange or interdealer quotation system on which the AMC Shares are traded as of the Determination Date).

SECTION 6.  "PUT" AND "CALL" RIGHTS

    6.1 PUT BY THE GOOD SAMARITAN SHAREHOLDERS. (a) At any time after that date which is three (3) years after the date of this Agreement, the Foundation may by written demand require the AMC Shareholders to purchase and the AMC Shareholders hereby jointly and severally agree to purchase any or all of the Common Shares owned by the Foundation and/or any Affiliates of the Foundation (except for such number of Common Shares then held by the Foundation and any Affiliates of the Foundation as is then equal to ten percent (10%) of the then-issued and outstanding Common Shares) for the consideration and under the conditions set forth in Sections 6.3 through 6.6

    (b) At any time after that date which is five (5) years after the date of this Agreement, the Foundation may by written demand require the AMC Shareholders to purchase and the AMC Shareholders hereby jointly and severally agree to purchase any or all of the Common Shares owned by the Foundation and/or any Affiliates of the Foundation for the consideration and under the conditions set forth in Sections 6.3 through 6.6.

    (c) AMC's obligations under this Section 6 shall continue notwithstanding any sale or other Transfer by AMC of any or all of its Common Shares.

    6.2 CALL BY AMC. At any time after that date which is five (5) years after the date of this Agreement, AMC may by written demand require all Shareholders (other than AMC and its Affiliates) to sell and all such Shareholders hereby agree to sell any or all of the Common Shares held by such Shareholders to AMC or any AMC IPO Company (at the election of AMC) for the consideration and under the conditions set forth in Sections 6.3 through 6.6; provided, however, that the Foundation and its Affiliates shall have the right to retain, collectively, a number of Common Shares equal to ten percent (10%) of the then outstanding Common Shares of the Company; and provided, further, that AMC shall have the option to exclude from any such call any or all Common Shares held by any current or former employee, officer or director of the Company or any Subsidiary, as specified by AMC in its discretion with respect to any or all of the Common Shares then held by each such Person. Any exercise of such right for less than all Common Shares owned by all Shareholders (other than the Common Shares which are or may be excluded from such call pursuant to the provisos to the immediately preceding sentence of this Section 6.2 ("Excluded Shares")) shall obligate each Shareholder other than AMC and its Affiliates to sell the same percentage of such Shareholder's Common Shares (after excluding the Excluded Shares). The Foundation shall have the right to designate which Common Shares held by it and/or its Affiliates shall not be subject to such call pursuant to the first proviso of the first sentence of this Section 6.2.

    6.3 LIMITATIONS ON EXERCISE OF PUT AND CALL RIGHTS. The Foundation shall be entitled to exercise its rights pursuant to Section 6.1 no more than once in any ninety (90) day period. AMC shall be entitled to exercise its rights pursuant to Section 6.2 no more than once in any ninety (90) day period.

    6.4 ELECTION OF FORM OF CONSIDERATION TO BE RECEIVED FOR COMMON SHARES TO BE TRANSFERRED. If AMC Shares are publicly traded on the NASDAQ Stock Market, the American Stock Exchange or the New York Stock Exchange at the time of an exercise of an option pursuant to Section 6.1 or 6.2 hereof, then (i) upon any exercise of the option set forth in Section 6.1 by the Foundation, AMC shall be entitled to elect whether the consideration to be received for the Common Shares to be sold to the AMC Shareholders shall be cash or AMC Shares, or some combination thereof, and (ii) upon any exercise of the option set forth in
Section 6.2 by AMC, each selling Shareholder shall be entitled to elect whether the consideration to be received for the Common Shares to be sold to AMC shall be cash or AMC Shares, or some combination thereof. Such election shall be made irrevocably by delivery of written notice to the party exercising such option within thirty (30) days after delivery of the written demand described in Sections 6.1 and 6.2, or if any party shall fail to so give such written notice within such period, such party shall be deemed to have elected that the consideration for all Common Shares to be purchased shall be cash. In connection with any such transaction, (x) each party selling or issuing either Common Shares or AMC Shares shall make customary representations and warranties regarding such Shareholder's title to the Common Shares or AMC Shares being transferred, and (y) each party receiving Common Shares or AMC Shares shall make customary representations and warranties regarding federal and state securities law compliance.

    6.5 DETERMINATION OF AMOUNT OF CONSIDERATION FOR COMMON SHARES. (a) If the AMC Shares are publicly traded on the NASDAQ Stock Market, the American Stock Exchange or the New York Stock Exchange at the time of an exercise of an option pursuant to Section 6.1 or 6.2 hereof, then the consideration for which AMC and/or any AMC Shareholders shall purchase Common Shares pursuant to such Sections shall be (i) for such number of Common Shares as are being purchased for AMC Shares, such number of AMC Shares as such Common Shares would be convertible into pursuant to Section 5, and (ii) for such number of Common Shares as are being purchased for cash, such number of AMC Shares as such Common Shares would be convertible into pursuant to Section 5 MULTIPLIED BY the AMC Share Price. For purposes of such calculation, the "Determination Date" shall be the last day of the last completed month prior to the date on which any election pursuant to Section 6.4 occurs or is deemed to occur; PROVIDED, HOWEVER, that (x) in the event that the Determination Date would be a date prior to the 20th Trading Day, then the Determination Date shall instead be the last day of the month in which the 20th Trading Day falls, and
(y) in the event that AMC exercises its option to purchase "Control Shares" pursuant to Section 1.8 of the Share Purchase Agreement prior to the applicable Good Samaritan Shareholder's exercise of its option pursuant to Section 6.1, then the purchase and sale of such Control Shares shall be deemed to have occurred on the day before the Determination Date if such purchase and sale actually occurs, for purposes of all definitions and calculations under Sections 5 and 6. Further, the procedure described in Section 5.3 shall be employed by and govern the parties' determination of the number of AMC Shares into which such Common Shares would be convertible pursuant to Section 5, substituting "the date on which any election pursuant to Section 6.4 occurs or is deemed to occur" for "the date on which any Conversion Notice is deemed given" for purposes of this Section 6.

    (b) If the AMC Shares are not publicly traded on the NASDAQ Stock Market, the American Stock Exchange or the New York Stock Exchange at the time of an exercise of an option pursuant to Section 6.1 or 6.2 hereof, then the consideration for which AMC and/or any AMC Shareholders shall purchase Common Shares pursuant to such Sections shall be cash, and the purchase price shall be the price agreed upon by the parties, or if the parties cannot agree on a price, the Appraised Value (as hereinafter defined) of the Common Shares to be purchased, calculated pursuant to subsection 6.5(c), as of the last day of the last completed month prior to the date on which any election pursuant to Section
6.4 occurs or is deemed to occur.

    (c) The "Appraised Value" of the Common Shares to be transferred shall be determined by the appraisers identified below based on their determinations of earnings, book value, and other appropriate items, as follows:

         (i) AMC, on the one hand, and the selling Shareholders which cannot agree on a price with AMC, on the other, shall each select an independent appraiser which is either a big 6 accounting firm (or successor thereto) or an investment banking firm having operations nationwide which conducts appraisals of the type described in this Section 6.5, and such two (2) appraisers shall each individually determine the fair market value of the Common Shares to be transferred; PROVIDED, that if either party fails to so designate an appraiser within fifteen (15) days after receipt of the notice referred to in Section 6.4, the appraiser selected by the other party shall determine the fair market value of the Common Shares to be transferred;

         (ii) If the values determined by such two (2) appraisers are the same, then such value shall be the Appraised Value;

         (iii) If the values determined by such two appraisers are different by an amount not greater than ten percent (10%) of the higher of the two appraisals, then the Appraised Value shall be the average of such two values;

         (iv) If the values determined by such two (2) appraisers are different by an amount greater than ten percent (10%) of the higher of the two appraisals, then the first two (2) appraisers shall jointly select an independent third appraiser (of the same type described in clause (i) above) who shall determine a value for the Common Shares to be transferred; the Appraised Value shall then be the average of those two values determined by the three (3) appraisers which are nearest to one another in total amount.

    (d) In the event more than one selling Shareholder cannot agree on a price with AMC pursuant to this Section 6, the Shareholder selling the most Common Shares shall be entitled to select the appraiser on behalf of all such Shareholders which have not agreed on a price per Common Share with AMC. The cost of such appraisal shall be borne equally by AMC, on the one hand, and the selling Shareholders which cannot agree on a price with AMC, on the other.

    6.6 CLOSING. AMC and the Shareholders agree that they will close the Transfer of Common Shares contemplated by Sections 6.1 through 6.5 within the following periods after the date on which a Good Samaritan Shareholder or AMC, as the case may be, gave the applicable notice under Section 6.1 or 6.2: (i) for Common Shares being purchased for cash, within 120 days; and (ii) for Common Shares being purchased for AMC Shares, within 30 days (or, if later, within three (3) business days after final determination of the number of AMC Shares to be issued in exchange for those Common Shares then being exchanged pursuant to Sections 6.5(a) and 5.3). The closing shall take place at the principal office of the party who gave the applicable notice under Section 6.1 or 6.2, unless the parties agree on a different place or time. At the closing of the Transfer of Common Shares contemplated by this Section 6, (i) the selling Shareholder(s) shall deliver to AMC or the purchasing AMC Shareholders, as applicable, the certificate or certificates representing the Common Shares purchased thereby, properly endorsed for Transfer and with documentary stamps affixed (the cost of which shall be borne by the party giving notice pursuant to Section 6.1 or 6.2), free and clear of all security interests, liens and restrictions other than those imposed by this Agreement, and (ii) AMC and/or such purchasing AMC Shareholders shall deliver to the selling

Shareholder(s) the consideration for which such Common Shares are being purchased, in full. Payment of any cash purchase price shall be made by certified check or wire transfer to such account as is designated in writing by the selling Shareholders.

    6.7 FOUNDATION EXIT OPTION UPON CHANGE IN CONTROL OF AMC SHAREHOLDER. (a) As used in this Section 6.7, the following terms shall have the following meanings:

    "Change in Control" shall mean any transaction or series of transactions (including any sale or exchange of stock, any sale or exchange of assets, and any merger or consolidation) which would result in any AMC Shareholder being directly or indirectly controlled by a Nursing Home Company (with "control" meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the AMC Shareholder in question, whether through ownership of voting securities, by contract, or otherwise); PROVIDED, that if such transaction or series of transactions consists of a purchase or series of purchases of publicly-traded securities made through the public securities markets and not pursuant to any agreement or arrangement between the purchaser or any of the purchaser's Affiliates and AMC or any of AMC's Affiliates, such purchase or series of purchases shall not be deemed a Change of Control hereunder;

    "Discussions" shall mean discussions with respect to any transaction or series of transactions which would result in a Change in Control; and

    "Nursing Home Company" shall mean any Person which, on a consolidated basis with its subsidiaries, derives a majority of its revenues from the ownership and/or management of long-term care facilities (which term includes, without limitation, skilled and intermediate nursing facilities and assisted living facilities), and any Affiliate of any such Person.

    (b) Notwithstanding anything to the contrary stated in this Section 6.7, the provisions of Sections 6.7(c) through 6.7(f) shall apply only with respect to Changes in Control which would occur while both (i) the Foundation and its Affiliates hold more than ten percent (10%) of the Company's Common Shares and
(ii) AMC and its Affiliates hold more than ten percent (10%) of the Company's Common Shares.

    (c) In the event that AMC or any Affiliate thereof is at any time in Discussions with any Nursing Home Company, AMC or such Affiliate may deliver written notice (a "Change in Control Notice") to the Foundation stating that Discussions are taking place and identifying the Nursing Home Company which would directly or indirectly own or control an AMC Shareholder in the event of the Change of Control contemplated by such Discussions. Such Change in Control Notice shall specify the type or types of transactions (E.G., merger or sale of stock) to which such Discussions relate, as well as the entities which would or may be involved in such transaction(s) (E.G., the parties to be merged or whose stock would be sold).

    (d) (i) For a period of twenty (20) business days after its receipt of a Change in Control Notice, the Foundation shall have the option of whether or not to consent to the Change in Control described in such Change in Control Notice with respect to the Nursing Home Company identified in such Change in Control Notice. If, within such twenty (20) business day period, the Foundation delivers written notice to AMC stating that it does not consent to such Change in Control (a "Disapproval Notice"), the Foundation shall be deemed to have exercised its "Exit Option" pursuant to this Section 6.7 and the provisions of 6.7(e) shall apply. If the Foundation consents to such Change in Control by delivery of written notice indicating such consent to AMC, or if, as of the end of such twenty (20) business day period, the Foundation shall have failed to deliver a Disapproval Notice to AMC, then the Foundation shall be deemed to have waived its Exit Option with respect to the Change in Control described in the Change of Control Notice and AMC and/or the Affiliate thereof delivering such notice shall be entitled to engage in the Change in Control specified in such Change in Control Notice with the Nursing Home Company identified therein.

         (ii) If any Change in Control shall occur as to which no Change in Control Notice was ever delivered, then, until the expiration of one hundred twenty (120) days after written notice of such Change in Control shall have been given to the Foundation pursuant to this Agreement, the Foundation shall have the option to either (A) by written demand require the AMC Shareholders to purchase (and the AMC Shareholders hereby agree to purchase) all of the Common Shares owned by the Good Samaritan Shareholders, or (B) by written demand require the AMC Shareholders to sell (and the AMC Shareholders hereby agree to sell) all of the Common Shares owned by the AMC Shareholders, in each case for cash. The price per Common Share to be paid for the Good Samaritan Shareholders' Common Shares upon any exercise of the "put" described in clause
(A) above, and the price per Common Share to be paid for the AMC Shareholders' Common Shares upon any exercise of the "call" described in clause (B) above, shall be the Appraised Value of such Common Shares, determined in accordance with Section 6.5(c) (and, for such purposes, the fifteen (15) day period described in Section 6.5(c)(i) shall be fifteen (15) days from the date the Foundation gives notice of its exercise of such put or call pursuant to this
Section 6.7(d)(ii)). The Good Samaritan Shareholders and the AMC Shareholders shall close any "put" transaction pursuant to clause (A) above within one hundred twenty (120) days after the Foundation shall have given notice of its exercise of such put, and shall close any "call" transaction pursuant to clause
(B) above within thirty (30) days after the

Foundation shall have given notice of its exercise of such call. In connection with any such transaction, each selling Shareholder shall make customary representations and warranties regarding its title to the Common Shares being transferred, and each purchasing Shareholder shall make customary representations and warranties regarding federal and state securities law compliance. The closing of any such transaction shall take place at such location within the United States as may be specified by the party acquiring Common Shares pursuant thereto. At such closing, the selling Shareholder(s) shall deliver to the applicable purchaser(s) the certificate or certificates representing the Common Shares purchased thereby, properly endorsed for Transfer and with documentary stamps affixed (the cost of which shall be borne by the Company), free and clear of all security interests, liens and restrictions other than those imposed by this Agreement, and (ii) the applicable purchaser(s) shall deliver to the selling Shareholder(s) the applicable purchase price for such Common Shares, in full. Payment of such purchase price shall be made by certified check or wire transfer to such account as is designated in writing by the selling Shareholders.

    (e) (i) The Foundation's delivery of any Disapproval Notice and consequent exercise of its Exit Option shall constitute the Good Samaritan Shareholders' irrevocable offer ("Sale Offer") to sell all Common Shares then held by the Good Samaritan Shareholders to AMC or any Affiliate of AMC for cash in an amount equal to the Appraised Value thereof, determined in accordance with
Section 6.5(c) hereof, PROVIDED that the Change in Control described in the applicable Change in Control Notice actually occurs.

         (ii) For a period of ten (10) business days after its receipt of a Disapproval Notice, AMC shall have the option to accept the Sale Offer, by delivery of written notice to such effect to the Foundation; PROVIDED, that any such acceptance shall be contingent upon the consummation of the transaction which would result in the applicable Change in Control.

         (iii) Unless the Foundation shall have received written notification from AMC accepting a Sale Offer within the ten (10) business day period described in subsection (e)(ii) above, AMC shall be deemed to have declined such Sale Offer. If AMC declines such Sale Offer, either by delivery of written notice stating that it declines the Sale Offer or by virtue of the expiration of the ten (10) business day period described in subsection (e)(ii) above, then AMC shall be deemed to have irrevocably offered ("Purchase Offer") to sell all Common Shares then held by the AMC Shareholders to the Foundation or any Affiliate of the Foundation for cash in an amount equal to the Appraised Value thereof, determined in accordance with Section 6.5(c) hereof, PROVIDED that the Change in Control described in the applicable Change in Control Notice actually occurs.

         (iv) For a period of ten (10) business days after the commencement of any such Purchase Offer, the Foundation shall have the option to accept the Purchase Offer, by delivery of written notice to such effect to AMC; PROVIDED, that any such acceptance shall be contingent upon the consummation of the transaction which would result in the applicable Change in Control.

         (v) Unless AMC shall have received written notification accepting a Purchase Offer from the Foundation within the ten (10) business day period described in subsection (e)(iv), the Foundation shall be deemed to have declined such Purchase Offer. In the event that any such Purchase Offer is declined by the Foundation, then AMC and its Affiliates shall thereafter be entitled to engage in any transaction described in the Change in Control Notice with the Nursing Home Company identified therein, without regard to the provisions of this Section 6.7.

    (f) If either AMC or the Foundation accepts a Sale Offer or a Purchase Offer pursuant to Section 6.7(e), the parties shall proceed promptly and in good faith to ascertain the Appraised Value of the Common Shares to be purchased and sold in accordance with the provisions set forth in Section 6.5(c) (and, for such purposes, the fifteen (15) day period described in Section 6.5(c)(i) shall be fifteen (15) days from the date of any acceptance of such Sale Offer or Purchase Offer, as the case may be). The parties shall close the purchase and sale of Common Shares contemplated by such Sale Offer or Purchase Offer as soon as practicable following such determination of Appraised Value and at the same time as the transaction resulting in a Change in Control is consummated; PROVIDED, HOWEVER, that in the event that the Appraised Value shall not have been determined as of the date of the consummation of the transaction which would result in a Change in Control, such Change in Control may occur nonetheless if and only if all Persons which are party to such transaction deliver to the Good Samaritan Shareholders their unconditional agreement to cause the Sale Offer or Purchase Offer transaction to be consummated as soon as practicable after the Appraised Value is determined in accordance with Section 6.5(c).

    (g) The closing of any Sale Offer or Purchase Offer transaction shall take place at such location within the United States as may be specified by the party acquiring Common Shares pursuant thereto. At such closing, (i) the selling Shareholder(s) shall deliver to the applicable purchaser(s) the certificate or certificates representing the Common Shares purchased thereby, properly endorsed for Transfer and with documentary stamps affixed (the cost of which shall be borne by the Company), free and clear of all security interests, liens and restrictions other than those imposed by this Agreement, and (ii) the applicable purchaser(s) shall deliver to the selling Shareholder(s) the Appraised Value of such Common Shares, in full. Payment of such Appraised Value shall be made by certified check or wire transfer to such accounts as are designated in writing by the selling Shareholders.

SECTION 7.  REGISTRATION RIGHTS

    7.1 THE GOOD SAMARITAN SHAREHOLDERS' RIGHTS UPON CONVERSION. In the event that any Good Samaritan Shareholder shall at any time receive AMC Shares pursuant to Section 6, then all such Good Samaritan Shareholders shall collectively have the rights set forth in this Section 7 with respect to all AMC Shares received pursuant to Section 6. In the event that any Good Samaritan Shareholder shall at any time receive AMC Shares pursuant to Section 5, then all such Good Samaritan Shareholders shall have the rights set forth in this Section 7 (other than the rights set forth in Section 7.2(a) hereof, which shall not apply in such case) with respect to all AMC Shares received pursuant to Section
5. AMC hereby agrees to cause any AMC IPO Company to comply with the obligations thereof set forth in this Section 7.

    7.2 REGISTRATION RIGHTS (a) Upon the receipt by AMC, at any time after 90 days after the date on which an AMC IPO Company completes an Initial Public Offering of AMC Shares pursuant to a registration statement filed with the SEC, of a written request from the Foundation to effect any registration, other than a registration pursuant to Rule 415 under Regulation C promulgated under the Securities Act, of all or any portion of the AMC Shares held by the Good Samaritan Shareholders, the AMC IPO Company shall prepare and file as expeditiously as possible a registration statement under the Securities Act covering the AMC Shares subject to such request and shall use its reasonable best efforts to cause such registration statement (a "Demand Registration") to become effective within 120 days of the receipt of such request. The Foundation shall be entitled to require the AMC IPO Company to effect two Demand Registrations with respect to AMC Shares, pursuant to this subsection 7.2(a).
In the event that the Good Samaritan Shareholders determine for any reason (other than at the request of the AMC IPO Company) not to proceed with a registration of AMC Shares at any time before the registration statement has been declared effective by the SEC, and such registration statement, if theretofore filed with the SEC, is withdrawn with respect to the AMC Shares covered thereby, and the Good Samaritan Shareholders agree to reimburse the AMC IPO Company for the fees, costs and expenses in connection therewith, then the Foundation shall not be deemed to have exercised its right to require the AMC IPO Company to register the AMC Shares pursuant to this subsection 7.2(a). If the Good Samaritan Shareholders determine not to proceed with such a registration upon the request of the AMC IPO Company or the AMC IPO Company's exercise of its right pursuant to Section 7.2(d), the Good Samaritan Shareholders shall not be required to reimburse the AMC IPO Company for its fees, costs and expenses and shall not be deemed to have exercised a Demand Registration right to require the AMC IPO Company to register the AMC Shares pursuant to this subsection 7.2(a).

    (b) Each time the AMC IPO Company shall determine to prepare and file a registration statement under the Securities Act (other than pursuant to a Demand Registration) in connection with the proposed offer and sale for cash of any AMC Shares by the AMC IPO Company or any of its security holders (other than on Forms S-4 or S-8, or any successor or similar form) and the registration statement may be used for registration of the AMC Shares held by the Good Samaritan Shareholders (a "Proposed Registration"), the AMC IPO Company shall give written notice of its determination to the Good Samaritan Shareholders. Upon the written request of the Good Samaritan Shareholders given to the AMC IPO Company within 20 days after the giving of any such notice by the AMC IPO Company, the AMC IPO Company shall, subject to Section 7.2(c) hereof, cause all such AMC Shares which such Good Samaritan Shareholders have requested to be registered to be included in such registration statement (a "PIGGYBACK REGISTRATION"); provided, however, that the AMC IPO Company shall have the option at any time to postpone or abandon any Proposed Registration and Piggyback Registration at any time prior to the closing thereof. Any Good Samaritan Shareholder shall have the right to withdraw its AMC Shares from a Piggyback Registration if an underwritten offering of such AMC Shares is priced below a minimum price specified in such Good Samaritan Shareholder's election.

    (c) Notwithstanding Sections 7.2(a) or 7.2(b), if the managing underwriter or underwriters advise the AMC IPO Company in writing that in its or their opinion or, in the case of a Piggyback Registration not being underwritten, the AMC IPO Company shall reasonably determine (and notify the Good Samaritan Shareholders of such determination), that the number or kind of securities proposed to be sold pursuant to the registration statement will adversely affect the success of such offering, the AMC IPO Company shall be obligated to include in the registration statement only that number of securities, if any, which, in the opinion of such underwriter or underwriters, or the AMC IPO Company, as the case may be, can be sold as follows: (i) first, such AMC Shares as to which registration rights have been exercised by the Good Samaritan Shareholders under subsection 7.2(a) above or by any other holder of AMC shares exercising similar demand registration rights, (ii) second, the AMC Shares which the AMC IPO Company proposes to sell, and (iii) third, the AMC Shares requested to be included in such registration by the Good Samaritan Shareholders under subsection 7.2(b) above or by any other holder of AMC Shares exercising piggyback registration rights (including, without limitation, management). In the event that one (1) or more Good Samaritan Shareholders and one (1) or more other holders of AMC Shares shall have exercised demand registration rights, then the priority amongst holders exercising such demand registration rights pursuant to clause
(i) above shall be allocated pro rata amongst such holders in proportion to the number of AMC Shares held by the Good Samaritan Shareholders versus the number of AMC Shares held by such other exercising holders. In the event that one (1) or more Good Samaritan Shareholders and one (1) or more other holders of AMC Shares shall have exercised piggyback registration rights (including, without limitation, management), then the priority amongst holders exercising such piggyback registration rights pursuant to clause (iii) above shall be allocated pro rata amongst such holders in proportion to the number of AMC Shares held by the Good Samaritan Shareholders versus the number of AMC Shares held by such other exercising holders of AMC Shares.

    (d)  Notwithstanding the provisions of subsections 7.2(a) and (b) hereof,
(i) the AMC IPO Company shall have the right to delay or suspend the preparation and filing of a registration statement for up to 120 days if in the reasonable judgment of a majority of the Directors on the Board of Directors of the AMC IPO Company such preparation or filing would harm or hinder in any material fashion the ability of the AMC IPO Company to conduct its affairs or would have a material adverse effect on the business, properties or financial condition of the AMC IPO Company; PROVIDED that the AMC IPO Company shall use its reasonable best efforts to cause any such registration statement to become effective within 180 days of receipt of the request therefor and shall only be entitled to utilize this clause (i) once in any 12 month period, (ii) if, prior to receiving a request for a Demand Registration, the AMC IPO Company has given notice under subsection 7.2(b) hereof that it intends to prepare and file a registration statement (the "AMC Registration Statement"), then the AMC IPO Company shall have the right to delay or suspend the filing of the registration statement requested pursuant to subsection 7.2(a); PROVIDED that the AMC IPO Company shall use its reasonable best efforts to cause any such registration statement requested by the Good Samaritan Shareholders to become effective within 180 days after the effective date of the AMC Registration Statement.

    (e) The Good Samaritan Shareholders in an underwritten offering contemplated by subsection 7.2(b) shall be a party to the underwriting agreement between the AMC IPO Company and such underwriters and shall complete and execute all questionaires, powers of attorney, indemnities and other documents required under the terms of such underwriting arrangements.

    7.3 STANDSTILL. The Good Samaritan Shareholders agree in connection with any underwritten public offering of AMC Shares by the AMC IPO Company that, upon the request of the managing underwriters (or, if not an underwritten offering, upon the request of the AMC IPO Company), they shall commit themselves in writing not to sell or offer to sell any AMC Shares other than such AMC Shares included in the registration statement, during the 7 days prior to, and for a period not to exceed 180 days from, the date of the final prospectus used in such offering; PROVIDED, HOWEVER, that (i) nothing in such agreement shall prevent any Good Samaritan Shareholder that is a partnership from making a distribution to the partners of such Good Samaritan Shareholder of AMC Shares that is otherwise in compliance with applicable securities law, if the Transferees of the AMC Shares shall agree to be bound by the applicable provisions of such agreement, and (ii) the Good Samaritan Shareholders shall have no obligation to enter into the agreement described in this Section 7.3 unless the AMC IPO Company and all holders of AMC Shares and all officers and directors of the AMC IPO Company holding AMC Shares enter into similar agreements for the same duration.

    7.4 REGISTRATION PROCEDURES. With respect to any Demand Registration or Piggyback Registration the AMC IPO Company will:

         (a) use its reasonable best efforts to prepare and file with the SEC, as expeditiously as practicable, a registration statement which includes the AMC Shares requested to be sold by the Good Samaritan Shareholders, as the same may be reduced by the operation of Section 7.2(c) hereof (the "Registrable Securities"), and to cause such registration statement to become effective and remain effective for such period as may be reasonably necessary to effect the sale of such Registrable Securities, not to exceed one hundred eighty (180) days;

         (b) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective until the earlier of (i) the date on which all securities covered by such registration statement have been sold and (ii) 180 days after the effective date of such registration statement;

         (c) use its reasonable best efforts to register or qualify the Registrable Securities for sale under such other securities or blue sky laws of such jurisdictions as the Good Samaritan Shareholders may reasonably request and do any and all other acts and things which may be reasonably necessary or desirable to enable the Good Samaritan Shareholders to consummate the disposition of the Registrable Shares in such jurisdictions; PROVIDED, HOWEVER, that the AMC IPO Company shall not be required to qualify to do business, to file a general consent to service of process or to subject itself to taxation in any such jurisdictions;

         (d) furnish to the Good Samaritan Shareholders and to the underwriters of the securities being registered a reasonable number of copies of the registration statement, preliminary prospectus, final prospectus, and such other documents as the Good Samaritan Shareholders or underwriters may reasonably request in order to facilitate the public offering of such securities;

         (e) notify the Good Samaritan Shareholders, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

         (f) notify the Good Samaritan Shareholders promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

         (g) prepare and file with the SEC, promptly upon the request of the Good Samaritan Shareholders, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Good Samaritan Shareholders (and concurred in by counsel for the AMC IPO Company), is required under the Securities Act in connection with the distribution of the Registrable Shares by the Good Samaritan Shareholders;

         (h) prepare and promptly file with the SEC, and promptly notify the Good Samaritan Shareholders of the filing of, any amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statement therein, in the light of the circumstances in which they were made, not misleading;

         (i) advise the Good Samaritan Shareholders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

         (j) at the request of the Good Samaritan Shareholders, use its reasonable best efforts to cause to be furnished on the date or dates provided for in the underwriting agreement: (i) an opinion of counsel addressed to the Good Samaritan Shareholders and the underwriters, if any, opining as to such matters as are customarily covered in counsel's opinions to underwriters; and (ii) a letter or letters from the independent certified public accountants of the AMC IPO Company, addressed to the underwriters, if any, and to the Good Samaritan Shareholders, covering such matters as such underwriters and the Good Samaritan Shareholders reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants the financial statements and other financial data of the AMC IPO Company included in the registration statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act.

         (k) if necessary to permit any Good Samaritan Shareholder to be able to avail itself of any defense to a cause of action which would not otherwise be available to the Good Samaritan Shareholders, and provided that the Good Samaritan Shareholders first enter into a confidentiality agreement reasonably acceptable to the AMC IPO Company, give such Good Samaritan Shareholder, its underwriters, if any, and its respective counsel and accountants the reasonable opportunity to participate in the preparation of the registration statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto, and shall give each of them such reasonable access to its books and records and such reasonable opportunities to discuss the business of the AMC IPO Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of any such Good Samaritan Shareholder's and such underwriter's respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

    7.5 EXPENSES. With respect to each Demand Registration, Piggyback Registration or proposed Piggyback Registration, the AMC IPO Company shall bear the fees, costs and expenses of such registrations, including but not limited to the following fees, costs and expenses: all registration, filing, and stock exchange fees, printing expenses, fees and disbursements of counsel and accountants for the AMC IPO Company, fees and disbursements of other Persons retained by the AMC IPO Company, all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified, and the reasonable fees and disbursements of one counsel for the Good Samaritan Shareholders and all other AMC IPO Company shareholders participating in such registration; provided, that the Good Samaritan Shareholders participating in such registration shall be responsible for, and shall pay, their PRO RATA share of underwriting discounts and commissions, and shall be solely responsible for all transfer taxes, fees of accountants and other professional advisors retained by the Good Samaritan Shareholders, and all fees and disbursements of attorneys retained by the Good Samaritan Shareholders in excess of the reasonable fees and disbursements of the one counsel to be paid by the AMC IPO Company.

    7.6  INDEMNIFICATION.

    (a) BY THE AMC IPO COMPANY. The AMC IPO Company shall indemnify and hold harmless the Good Samaritan Shareholders and any underwriter (as defined in the Securities Act) for the Good Samaritan Shareholders and their respective officers, directors, members, employees and agents and each other Person, if any, who controls the Good Samaritan Shareholders or such underwriter within the meaning of the Securities Act, from and against any and all loss, damage, liability or claims, to which the Good Samaritan Shareholders or any such underwriter becomes subject under the Securities Act or otherwise, and subject to the provisions of Section 7.6(c) hereof to reimburse them, from time to time upon request, for any legal or other costs or expenses reasonably incurred by them in connection with investigating any claims or defending any action (as provided in Section 7.6(c) hereof), insofar as such losses, damages, liabilities, claims, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the AMC IPO Company will not be liable in any such case to the extent that any such loss, damage, liability, claim, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission (other than a statement or omission about the AMC IPO Company) made in conformity with information furnished by the Good Samaritan Shareholders in writing specifically for use in the preparation of a registration statement.

    (b) BY THE GOOD SAMARITAN SHAREHOLDERS. The Good Samaritan Shareholders holding AMC Shares that are included in a registration pursuant to this Agreement will indemnify and hold harmless the AMC IPO Company, any underwriter and their respective officers, directors, members, shareholders, employees and agents and each other Person, if any, who controls the AMC IPO Company, such other holder or such underwriter, from and against any and all loss, damage, liability or claim, to which the AMC IPO Company or such other holder or any controlling Person and/or any underwriter becomes subject under the Securities Act or otherwise and to reimburse them, from time to time upon request, for any legal or other costs or expense reasonably incurred by them in connection with investigating any claims or defending any actions, insofar as such losses, damages, liabilities, costs, or expenses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by the Good Samaritan Shareholders specifically for use in the preparation of such registration statement; provided, however, that in any such case, the Good Samaritan Shareholders shall not be required to provide indemnification pursuant to this subsection in an amount exceeding the amount of net proceeds received by the Good Samaritan Shareholders pursuant to such registration statement.

    (c) NOTICE. Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section 7.6 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provision, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said paragraph
(a) or (b), promptly notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; PROVIDED, HOWEVER, if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said paragraph (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or
(iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

    (d) CONTRIBUTION. If for any reason the indemnification provided for in paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by such paragraphs, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations; PROVIDED, HOWEVER, that, in any such case, (i) the Good Samaritan Shareholders will not be required to contribute any amount in excess of the net proceeds received by the Good Samaritan Shareholders for all such AMC Shares sold by the Good Samaritan Shareholders pursuant to such registration statement, and (ii) no Good Samaritan Shareholder guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any holder of AMC Shares who was not guilty of such fraudulent misrepresentation.

    Promptly after receipt of notice of the commencement of any action, suit or proceeding in connection with a public offering of the AMC Shares, the indemnified party will, if a claim for contribution in respect thereof is able to be made against another party, notify the contributing party of the commencement thereof. The omission so to notify the contributing party will not relieve it from any liability which it may have to any other party other than for contribution under the Securities Act. In case any such action, suit or proceeding is brought against any party, and such party notifies a contributing party of the commencement thereof, the contributing party will be entitled to participate therein with the notifying party and any other contributing party similarly notified.

    7.7 GOOD SAMARITAN SHAREHOLDERS TO PROVIDE INFORMATION. In the event the Good Samaritan Shareholders request a registration of AMC Shares, the Good Samaritan Shareholders shall provide all such information and materials and shall take all such actions as may be reasonably requested by the AMC IPO Company in connection therewith, including all actions and information required in order to permit the AMC IPO Company to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such registration statement. Specifically, the AMC IPO Company may require the Good Samaritan Shareholders to furnish the AMC IPO Company with such information and affidavits regarding the Good Samaritan Shareholders and the distribution of their securities as the AMC IPO Company may from time to time reasonably request in writing.

    7.8 RULE 144 REPORTING. The AMC IPO Company agrees that at all times after it has filed a registration statement pursuant to the requirements of the Securities Act relating to any class of equity securities of the AMC IPO Company, it will use its best efforts to file in a timely manner all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended (the "Securities Act of 1934"), and the rules and regulations promulgated thereunder. At any time and upon request of the Good Samaritan Shareholders, the AMC IPO Company will furnish the Good Samaritan Shareholders and others with such information as may be necessary to enable the Good Samaritan

Shareholders to effect sales of AMC Shares pursuant to Rule 144 under the Securities Act of 1934.

SECTION 8.  BOARD APPROVAL REQUIREMENTS FOR CERTAIN ACTIONS;
            CERTAIN COVENANTS OF THE COMPANY

    8.1 BOARD APPROVAL REQUIREMENTS FOR CERTAIN ACTIONS. Notwithstanding any provision in the articles of incorporation or bylaws of the Company to the contrary, (i) during any period that AMC and the Foundation each have the right, pursuant to Section 2, to designate exactly two (2) members of the Board of Directors of the Company, the Company shall not take any of the actions specified in subsections 8.1(a) through 8.1(t) unless at least one (1) Director designated by AMC and one (1) Director designated by the Foundation shall have voted in favor thereof at a regular or special meeting of the Board of Directors or pursuant to a unanimous written consent of Directors, and (ii) during any period that, pursuant to Section 2, AMC has the right to designate three (3) or more members of the Board of Directors of the Company and the Foundation has the right to designate at least one (1) member of the Board of Directors of the Company, the Company shall not take any of the actions specified in subsections 8.1(a), (b), (d), (e) (provided, that for such purposes "50%" shall be substituted for "15%" in subsection 8.1(e)), (f), (j), (r) or (u), in each case unless at least one (1) Director designated by AMC and one (1) Director designated by the Foundation shall have voted in favor thereof at a regular or special meeting of the Board of Directors or pursuant to a unanimous written consent of Directors:

         (a) directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company's or any Subsidiary's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans (other than as required pursuant to the terms thereof);

         (b) except pursuant to Sections 1.1, 1.7 or 1.8 of the Share Purchase Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (i) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participating features), or
    (ii) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities);

         (c) make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person, except for
    (i) reasonable advances to employees in the ordinary course of business,
    (ii) acquisitions permitted pursuant to subsection (g) below and (iii) Investments having a stated maturity no greater than one year from the date the Company makes such Investment in (A) obligations of the United States government or any agency thereof of obligations guaranteed by the United States government or (B) commercial paper with a rating of a least "Prime-1" by Moody's Investors Service, Inc.;

         (d) merge or consolidate with any Person or, except as permitted by subsection (g) below, permit any Subsidiary to merge or consolidate with any Person;

         (e) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 15% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with GAAP) in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business);

         (f) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

         (g) acquire, or permit any Subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture, involving an aggregate consideration (including, without limitation, the assumption of liabilities whether direct or indirect) exceeding $250,000 in any one transaction or series of related transactions or exceeding $500,000 in any twelve-month period;

         (h) enter into, or permit any Subsidiary to enter into, the ownership, active management or operation of any lines of business other than the lines of business engaged in by the Company as of the date hereof;

         (i) become subject to, or permit any of its Subsidiaries to become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict (i) the right of any Subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, the Company or another Subsidiary or
    (ii) the Company's right to perform the provisions of this Agreement, the Share Purchase Agreement, the Non-Competition Agreement, the Company's articles of incorporation or the Company's bylaws;

         (j) except as expressly contemplated by this Agreement, make any amendment to the Company's articles of incorporation or the Company's bylaws, or file any resolution of the Board of Directors with the South Dakota Secretary of State;

         (k) enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, employees, stockholders or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, other than (i) agreements with the Society or any Affiliate of the Society (including, without limitation, Society long-term care facilities) providing for the provision of goods or services by the Company on terms which are not commercially unreasonable to the Company, (ii) customary employment arrangements and benefit programs on reasonable terms and changes thereto approved by the compensation committee of the Board of Directors of the Company in accordance with the bylaws of the Company and
    (iii) as otherwise expressly contemplated by this Agreement or in any other agreement disclosed to AMC and entered into concurrently herewith;

         (l)  except in connection with any acquisition permitted by subsection
    (g) above, establish or acquire any Subsidiaries;

         (m) create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, Indebtedness exceeding an aggregate principal amount of $250,000 outstanding at any time on a consolidated basis;

         (n) create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Liens other than (i) Permitted Liens and (ii) Liens on assets acquired as permitted by subsection (g) above securing Indebtedness permitted by subsection (m) above;

         (o) make any capital expenditures (including, without limitation, payments with respect to capitalized leases, in excess of amounts therefor approved in the annual budget of the Company;

         (p) enter into any leases or other rental agreements (excluding capitalized leases, as determined in accordance with GAAP) under which the amount of the aggregated lease payments for all such agreements exceeds $250,000 on a consolidated basis for any twelve-month period;

         (q)  change its fiscal year;

         (r) issue or sell any shares of the capital stock, or rights to acquire shares of the capital stock, of any Subsidiary to any Person other than the Company;

         (s) enter into any material transaction outside of the ordinary course of the Company's business which is not approved in the annual budget of the Company (other than any transaction of a type described in any of the foregoing subsections 8.1(a) through (r) which the Company is permitted to enter into pursuant to the terms of such subsection);

         (t) adopt the budget of the Company and its Subsidiaries for the next fiscal year, or adopt any revisions thereto after the same has been adopted; or

         (u) except pursuant to Sections 1.1, 1.7 or 1.8 of the Share Purchase Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (i) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participating features) which, combined with Common Shares issued or issuable pursuant to clause
    (ii) of this subsection 8.1(u), could result in the issuance of more than three hundred (300) Common Shares, or (ii) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities) which, combined with Common Shares issued or issuable pursuant to clause (i) of this subsection 8.1(u), could result in the issuance of more than three hundred (300) Common Shares; PROVIDED, that each such three hundred (300) Common Share limitation number shall be adjusted as necessary to account for any stock split, stock dividend, merger, consolidation, recapitalization or similar event affecting the number of Common Shares outstanding.

Notwithstanding the foregoing, this Section 8.1 shall be of no force or effect during any period that either the AMC Shareholders or the Good Samaritan Shareholders hold ten percent (10%) or less of the then-outstanding Common Shares.

    8.2 AFFIRMATIVE COVENANTS OF THE COMPANY. Unless both AMC and the Foundation shall have otherwise consented in writing, the Company shall, and shall cause each Subsidiary to:

         (a) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

         (b) maintain and keep its material properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times;

         (c) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all material claims for labor, materials or supplies which if unpaid would by law become a Lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto;

         (d) comply in all material respects with all other material obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books with respect thereto;

         (e) comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which could reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect");

         (f) apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business; and

         (g) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP.

    8.3 FINANCIAL STATEMENTS AND OTHER INFORMATION. Unless both AMC and the Foundation shall have otherwise consented in writing, the Company shall deliver to each of AMC and the Foundation (in each case so long as it or any of its Affiliates hold any Common Shares):

         (a) as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for each monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, setting forth in each case comparisons to the Company's annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end audit adjustments, and shall be certified by the Company's chief financial officer;

         (b)  accompanying the financial statements referred to in subsection
    (a), a certificate of the Company executed by the chief executive officer or chief financial officer of the Company (an "Officer's Certificate") stating that the Company is not in default of any of its obligations hereunder or under the Share Purchase Agreement (an "Event of Noncompliance") and that neither the Company nor any of its Subsidiaries is in default under any of its other material agreements or, if any Event of Noncompliance or any such default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

         (c) within 90 days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the Company's annual budget and to the preceding fiscal year, all prepared in accordance with GAAP, and accompanied by (i) with respect to the consolidated portions of such statements, an opinion containing no exceptions or qualifications (except for qualifications regarding specified contingent liabilities) of an independent accounting firm of recognized national standing, (ii) a certificate from such accounting firm, addressed to the Company's Board of Directors, stating that in the course of its examination nothing came to its attention that caused it to believe that there was an Event of Noncompliance in existence or that there was any other default by the Company or any Subsidiary in the fulfillment of or compliance with any of the terms, covenants, provisions or conditions of any other material agreement to which the Company or any Subsidiary is a party or, if such accountants have reason to believe any Event of Noncompliance or other default by the Company or any Subsidiary exists, a certificate specifying the nature and period of existence thereof, and (iii) a copy of such firm's annual management letter to the board of directors;

         (d) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company's operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

         (e) at least 30 days but not more than 90 days prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets;

         (f) promptly (but in any event within five business days) after the discovery or receipt of notice of any Event of Noncompliance, any default under any material agreement to which it or any of its Subsidiaries is a party, any condition or event which is reasonably likely to result in a Material Adverse Effect (including, without limitation, the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), an Officer's Certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

         (g) within ten days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which it files, or (to its knowledge) any of its officers or directors files with respect to the Company, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company's and its Subsidiaries' businesses; and

         (h) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as AMC or the Foundation may reasonably request.

Each of the financial statements referred to in subsections (a) and (c) above shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end audit adjustments.

    8.4 INSPECTION OF PROPERTY. The Company shall permit any representatives designated by AMC or the Foundation (in each case so long as it or any of its Affiliates hold more than ten percent (10%) of the outstanding Common Shares), upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries. The presentation of an executed copy of this Agreement by AMC or the Foundation to the Company's independent accountants shall constitute the Company's permission to its independent accountants to participate in discussions with such Persons.

SECTION 9.  GENERAL PROVISIONS

    9.1 WAIVERS AND AMENDMENTS. This Agreement may be amended or modified in whole or in part only by a writing which makes reference to this Agreement executed by all of the parties to this Agreement. The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; PROVIDED, HOWEVER, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.

    9.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns, and shall be binding upon and inure to the benefit of the other parties hereto and their respective heirs, successors and permitted assigns. No party may assign any or all of his rights or delegate any or all of his duties under this Agreement without the prior written consent of each of the other parties hereto. No Person which is not a party hereto shall have any rights pursuant to this Agreement.

    9.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

    9.4 NOTICES. All notices, elections and other communications pursuant to this Agreement shall be made in writing and be deemed to have been duly given
(i) when delivered, if personally delivered, (ii) one business day after delivered to (and accepted by) an overnight courier service, if sent by overnight courier service addressed to the applicable address set forth below,
(iii) one business day after sent by facsimile transmission, if sent to the applicable facsimile number set forth below, and (iv) five days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the applicable address set forth below:

         IF TO THE COMPANY:

                   Mr. Charles C. Halberg
                   President/Chief Executive Officer
                   Good Samaritan Supply Services, Inc.
                   2177 Youngman Ave.
                   St. Paul, MN  55116
                   Telephone:  (612) 696-3501
                   Facsimile:  (612) 696-

                   with a copy to:

                   Thomas C. Fox, Esq.
                   Reed Smith Shaw & McClay
                   1301 K Street, N.W.
                   Suite 1100 -- East Tower
                   Washington, D.C.  20005-3317
                   Telephone:  (202) 414-9222
                   Facsimile:  (202) 414-9299


         IF TO AMC OR THE AMC IPO COMPANY:

                   American Medserve Corporation, Inc.
                   Park Lake Center
                   184 Shuman Boulevard
                   Naperville, IL  60563
                   Attention: Timothy L. Burfield and
                        Michael B. Freedman
                   Telephone:  (708) 717-2820
                   Facsimile:  (708) 717-4196
                   with a copy to:

                   Gary R. Silverman, Esq.
                   Kirkland & Ellis
                   200 East Randolph Drive
                   Chicago, IL  60601
                   Telephone: (312) 861-2462
                   Facsimile: (312) 861-2200


         IF TO THE FOUNDATION:

                   The Evangelical Lutheran Good Samaritan Foundation 4800 West 57th Street
                   Sioux Falls, SD  57117
                   Telephone: (605) 362-3100
                   Facsimile: (605) 362-3335
                   Attention: Mark Jerstad, Chief Executive Officer

              with a copy to:

                   Mark Weitz, Esq.
                   Leonard, Street & Deinard
                   Suite 2300
                   150 South Fifth Street
                   Minneapolis, MN  55402
                   Telephone: (612) 335-1500
                   Telecopy: (612) 335-1657


    9.5 ENTIRE AGREEMENT. This Agreement, together with the Share Purchase Agreement and the Non-Competition and Marketing Assistance Agreement, embodies the entire agreement among the Company, AMC and the Foundation in relation to its subject matter, and, except as provided herein or therein, no representations, warranties, covenants, understandings or agreements or otherwise, in relation thereto, exist between any of the parties.

    9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

    9.7 SEVERABILITY. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be deemed substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

    9.8 SPECIFIC PERFORMANCE. The parties hereto agree that upon a breach of any other provisions of this Agreement a remedy at law would not be adequate, and that the parties hereto are entitled to injunctive relief and specific performance, and any other legal or equitable remedies, as remedies for the enforcement of this Agreement.

    9.9 TIME OF THE ESSENCE. Time is of the essence in the parties' performance of each and every provision of this Agreement.


    IN WITNESS WHEREOF, the Company and the Shareholders have executed this Shareholders Agreement as of the day and year first above written.

                        AMERICAN MEDSERVE CORPORATION, INC.

                        By: /s/ Timothy L. Burfield
                             ---------------------------------------

                             Its: President/Chief Executive Officer
                                 -----------------------------------

                        THE EVANGELICAL LUTHERAN GOOD SAMARITAN FOUNDATION

                        By: /s/ Mark A. Jerstad
                             ---------------------------------------

                             Its: President/Chief Executive Officer
                                 -----------------------------------


                        GOOD SAMARITAN SUPPLY SERVICES, INC.

                        By: /s/ Charles C. Halberg
                             ---------------------------------------

                             Its: President/Chief Executive Officer
                                 -----------------------------------